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                                     [LOGO]



                            THE TORONTO-DOMINION BANK


                            NOTICE OF ANNUAL MEETING

              OF COMMON SHAREHOLDERS AND MANAGEMENT PROXY CIRCULAR



                                 APRIL 11, 2002

                            THE TORONTO-DOMINION BANK

                            NOTICE OF ANNUAL MEETING
                             OF COMMON SHAREHOLDERS

DATE:      Thursday, April 11, 2002

TIME:      10:30 a.m. (Atlantic Time)

PLACE:     Port Royal Room
           World Trade and Convention Centre
           1800 Argyle Street
           Halifax, Nova Scotia

     Purposes of the Meeting:

     1. receiving the financial statements for the year ended October 31, 2001, and the auditors' report thereon;

     2.  electing directors;

     3.  appointing auditors;

     4.  considering, and if thought fit, confirming an amendment to By-law
         No. 1 relating to the size of the board of directors (a copy of the special resolution confirming such amendment accompanies this Notice);

     5. considering, and if thought fit, confirming an amendment to By-law No. 1 relating to the aggregate remuneration of directors (a copy of the special resolution confirming such amendment accompanies this Notice);

     6. considering certain shareholder proposals set out in Schedule "A" to the accompanying Management Proxy Circular; and

     7. transacting such other business as may properly be brought before the meeting.

     On February 20, 2002, there were 639,615,688 outstanding common shares of the Bank which were, subject to applicable BANK ACT restrictions, eligible to vote on each of the matters to be voted on at the Meeting.

     If you cannot attend, you are encouraged to complete and sign the enclosed form of proxy and return it in the envelope provided. Proxies must be received by the Bank's transfer agent, CIBC Mellon Trust Company, by facsimile at
(416) 368-2502 or at 200 Queen's Quay East, Unit 6, Toronto, Ontario M5A 4K9 or by the Secretary of the Bank at least twenty-four hours prior to the Meeting.

Toronto, February 26, 2002

                                             By Order of the Board
                                             (Signed) C.A. MONTAGUE
                                             Executive Vice President,
                                             General Counsel and Secretary

NOTE: SHAREHOLDERS WISHING TO RECEIVE QUARTERLY FINANCIAL STATEMENTS OF THE BANK DURING 2002 MUST COMPLETE AND RETURN THE ENCLOSED REQUEST FOR QUARTERLY REPORTS.

TABLE OF CONTENTS

1    PART I - VOTING INFORMATION

3    PART II - BUSINESS OF THE MEETING
3    FINANCIAL STATEMENTS
3    ELECTION OF DIRECTORS
3    APPOINTMENT OF AUDITORS
3    FIRST AMENDMENT TO BY-LAW NO. 1
4    SECOND AMENDMENT TO BY-LAW NO. 1
4    SHAREHOLDER PROPOSALS
5    DIRECTOR NOMINEES

8    PART III - EXECUTIVE COMPENSATION

13   PART IV - MANAGEMENT RESOURCES COMMITTEE REPORT

16   PART V - ADDITIONAL INFORMATION
16   FIVE YEAR TOTAL SHAREHOLDER RETURN COMPARISON
16   COMPENSATION OF DIRECTORS
17   TABLE OF INDEBTEDNESS UNDER SECURITIES PURCHASE PROGRAMS
17   TABLE OF INDEBTEDNESS OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS
17   CORPORATE GOVERNANCE
17   DIRECTORS' APPROVAL

18   SCHEDULE "A" - SHAREHOLDER PROPOSALS

21   SCHEDULE "B" - CORPORATE GOVERNANCE PROCEDURES

                            THE TORONTO-DOMINION BANK

                            MANAGEMENT PROXY CIRCULAR

     All information is as of January 28, 2002 unless otherwise indicated.

     THIS MANAGEMENT PROXY CIRCULAR IS PROVIDED IN CONNECTION WITH THE SOLICITATION BY MANAGEMENT OF THE TORONTO-DOMINION BANK (THE "BANK") OF PROXIES TO BE USED AT THE ANNUAL MEETING OF COMMON SHAREHOLDERS OF THE BANK (THE "MEETING") TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE NOTICE OF MEETING ACCOMPANYING THIS MANAGEMENT PROXY CIRCULAR.

                           PART I - VOTING INFORMATION

WHO CAN VOTE

     Except for some restrictions explained below under the heading Voting Restrictions, each shareholder is entitled to one vote for each common share registered in his or her name on February 20, 2002.

     Shareholders who acquired their shares subsequent to February 20, 2002 may acquire voting rights provided they request the Bank, not later than 10 days before the Meeting, to add their names to the voter's list and provide sufficient information to establish that they own the common shares. If shares are transferred and the new shareholder acquires these rights, the holder of these shares on February 20, 2002 is no longer entitled to vote with respect to the transferred shares.

     On February 20, 2002, there were 639,615,688 outstanding common shares of the Bank which were, subject to applicable BANK ACT restrictions, eligible to vote on each of the matters to be voted on at the Meeting.

     To the knowledge of the directors and officers of the Bank, no person owns or exercises control over more than 10% of the common shares of the Bank. Under the BANK ACT, one person or entity owning more than 10% of the common shares of the Bank is prohibited without approval in accordance with the provisions of the BANK ACT.

VOTING RESTRICTIONS

     The BANK ACT prohibits any shareholder from voting shares which are beneficially owned by the government of Canada or of a province, or by the government of a foreign country or any political subdivision of a foreign country or by an agency of any of these entities. The BANK ACT also prohibits the voting of shares held in contravention of the BANK ACT. For more information about voting restrictions, please contact the Secretary of the Bank.

TWO WAYS TO VOTE

     Shareholders eligible to vote can vote in person at the Meeting. SHAREHOLDERS WHO WILL NOT BE ATTENDING THE MEETING IN PERSON CAN AUTHORIZE ANOTHER PERSON, CALLED A PROXYHOLDER, TO ATTEND THE MEETING AND VOTE ON THEIR BEHALF. Any legal form of proxy may be used and a form of proxy is provided with this Management Proxy Circular for eligible shareholders.

     If a person beneficially owns shares but is not a registered shareholder, meaning that his or her shares are held in the name of a nominee, the process for voting is explained under the heading "Non-Registered Holders".

PROXYHOLDER'S VOTE

     The shareholder may give voting instructions on the issues listed by marking the appropriate boxes on the proxy form and the proxyholder will be required to vote in that manner. If the boxes are not marked, the proxyholder may vote the shares as he or she sees fit. IF THE SHAREHOLDER APPOINTS THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY AS THE PROXYHOLDER, UNLESS OTHERWISE SPECIFIED, THE SHAREHOLDER'S SHARES WILL BE VOTED AT THE MEETING AS
FOLLOWS:

     FOR THE ELECTION AS DIRECTORS OF THE NOMINEES WHOSE NAMES ARE SET OUT IN THIS MANAGEMENT PROXY CIRCULAR;

     FOR THE APPOINTMENT OF ERNST & YOUNG LLP AND PRICEWATERHOUSECOOPERS LLP AS AUDITORS;

     FOR THE AMENDMENT TO BY-LAW NO. 1 RELATING TO THE SIZE OF THE BOARD OF DIRECTORS;

     FOR THE AMENDMENT TO BY-LAW NO. 1 RELATING TO AGGREGATE DIRECTOR REMUNERATION; AND

     AGAINST THE SHAREHOLDERS' PROPOSALS AS DESCRIBED IN SCHEDULE "A".

     The enclosed form of proxy gives the persons named on it authority to use their discretion in voting on amendments or variations to matters identified in this Management Proxy Circular.

     As of the time of printing of this Management Proxy Circular, management is not aware that any other matter is to be presented for action at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the person appointed as proxyholder will vote on them in a manner the proxyholder considers to be proper.

WHO CAN BE A PROXYHOLDER

     The persons named as proxyholders in the enclosed form of proxy are officers of the Bank. EACH SHAREHOLDER WHO WISHES TO APPOINT ANOTHER PERSON TO REPRESENT HIM OR HER AT THE MEETING MAY DO SO, EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND DELETING THE NAMES PRINTED THEREON OR BY COMPLETING ANOTHER PROPER FORM OF PROXY AND DELIVERING THE PROXY TO CIBC MELLON TRUST COMPANY, OR TO THE SECRETARY OF THE BANK, AT LEAST TWENTY-FOUR HOURS BEFORE THE MEETING.

REVOKING THE PROXY

     A shareholder who signs and returns the enclosed form of proxy may revoke it by delivering written notification to the Secretary of the Bank not later than April 10, 2002, or to the Chairman of the Meeting before the start of the Meeting. The written notification must state clearly that the shareholder wishes to revoke the proxy.

THE BANK'S SOLICITATION OF PROXIES

     The Bank is asking shareholders to return the form of proxy. The Bank's solicitation of proxies will primarily be by mail. Employees of the Bank may also solicit the return of proxies. The cost of solicitation will be borne by the Bank.

CONFIDENTIALITY OF VOTING

     Proxies are counted and tabulated by CIBC Mellon Trust Company, the transfer agent of the Bank, and are not submitted to the management of the Bank unless a shareholder clearly intends to communicate his or her comments to the Bank or legal requirements make it necessary. Shareholders wishing to maintain complete confidentiality of their holdings and their voting could register their shares in the name of a nominee.

NON-REGISTERED HOLDERS

     A Non-Registered Holder who beneficially owns shares held in the name of a nominee such as a bank, a trust company, a securities broker or a trustee and, therefore, does not have the shares registered in his or her own name may vote either in person (as described in the following paragraph) or by proxy. If the Non-Registered Holder has not previously informed the nominee that he or she does not wish to receive material relating to annual meetings, the Non-Registered Holder will receive from the nominee either a request for voting instructions or a form of proxy for the number of shares held. For the shares to be voted, the Non-Registered Holder must follow the request for voting instructions or the form of proxy that is provided by the nominee.

     Since the Bank does not have access to the names or holdings of its Non-Registered Holders, the Non-Registered Holder must complete the following steps to vote in person at the Meeting. The Non-Registered Holder must insert his or her own name in the space provided on the request for voting instructions or form of proxy to appoint the Non-Registered Holder as the proxyholder and must return the document in the envelope provided. No other part of the form should be completed because the Non-Registered Holder's vote will then be taken at the Meeting.

RESULTS OF VOTE

     A simple majority of the votes cast, in person or by proxy, is required for each of the matters specified in this Management Proxy Circular, except the special resolutions confirming the amendments to By-law No. 1 which require an affirmative vote of 66 2/3% of the votes cast in person or by proxy.

                        PART II - BUSINESS OF THE MEETING

FINANCIAL STATEMENTS

     The Annual Statement of the Bank as at October 31, 2001, which is included in the 2001 Annual Report as the Consolidated Financial Statements, is being mailed to shareholders with this Management Proxy Circular. The Annual Statement and the Auditors' Report will be placed before the shareholders at the Meeting.

ELECTION OF DIRECTORS

     The nominees proposed for election as directors of the Bank are listed on page 5 under the heading Director Nominees. All are currently directors of the Bank and each director will be elected to hold office until the next annual meeting.

     Unless otherwise instructed, the persons designated in the form of proxy intend to vote FOR the nominees listed under the heading Director Nominees. If, for any reason at the time of the meeting, any of the nominees are unable to serve, and unless otherwise specified, the persons designated in the form of proxy may vote in their discretion for any substitute nominee or nominees.

APPOINTMENT OF AUDITORS

     The directors and management of the Bank propose that Ernst & Young LLP and PricewaterhouseCoopers LLP be appointed auditors to hold office until the close of the next annual meeting of shareholders. Unless otherwise specified, the persons named in the form of proxy intend to vote FOR the appointment of Ernst & Young LLP and PricewaterhouseCoopers LLP.

     The firms and/or members of Ernst & Young LLP, KPMG LLP and
PricewaterhouseCoopers LLP have held appointments in accordance with the BANK ACT as auditors of the Bank during the five financial years ended October 31, 2001.

     For fiscal 2001, fees for audit and audit-related services provided by the shareholders' auditors for the Bank and its subsidiaries were $7.0 million. Non-audit business advisory services were also provided by the shareholders' auditors to the Bank and its subsidiaries in fiscal 2001 in the amount of $7.8 million. The Audit and Risk Management Committee considers non-audit business advisory services in the context of auditor independence.

FIRST AMENDMENT TO BY-LAW NO. 1

     The Bank's By-law No. 1 currently sets the minimum and maximum numbers of directors at 15 and 22, respectively. In 2001, the Corporate Governance Committee of the Board reviewed the existing Guidelines for Board Composition and recommended to the Board that the Guidelines should be amended to reduce the minimum number of directors to 12.

     While the Committee saw no need at present to reduce the board size, it felt it appropriate to seek this change to the minimum number to allow sufficient flexibility in determining the appropriate board size for effective operation. In recent years, the Board has operated at a size near the current minimum.

     The Board accepted the recommendation and passed a resolution amending By-law No. 1 accordingly. The Board recommends this by-law amendment to the shareholders. Under the BANK ACT, the minimum number of directors is 7. This resolution will provide the Board and the Corporate Governance Committee sufficient flexibility in determining the appropriate board composition from year to year. This amendment will not be effective unless and until it is confirmed by a special resolution of the shareholders of the Bank. As a result, the special resolution set out below will be presented to the Meeting.

     The Board of Directors recommends that shareholders vote FOR the following special resolution and, unless otherwise instructed, the persons designated in the form of proxy intend to vote FOR the following special resolution.

     "RESOLVED AS A SPECIAL RESOLUTION THAT the amendment to By-law No. 1 deleting the first sentence of Section 2.01 thereof and replacing it with the following:

     `The Board shall number not less than 12 and not more than 22.'

be and is hereby confirmed."


SECOND AMENDMENT TO BY-LAW NO. 1

     The BANK ACT requires that the Bank's by-laws contain a provision fixing the aggregate of all amounts that may be paid to all directors in respect of directors' remuneration during a fixed period of time. Section 2.05 of By-law No. 1, relating to the remuneration of directors, fixed aggregate remuneration for the Board in any fiscal year at $1,350,000. This amount has remained unchanged since 1991, when the aggregate amount was increased to $1,350,000, and is less than the maximum aggregate amount at the other major Canadian banks.

     In recent years, the Bank has focused on enhancing the alignment of the interests of directors with those of shareholders. To be consistent with the practice of banks and other large Canadian public issuers, the Bank has increased the value of remuneration payable to directors and has permitted directors to receive all or a portion of their remuneration in the form of common shares and deferred share units. While the amount paid to directors of the Bank in any year has not been, and in the near term is not expected to be, in excess of the current maximum amount, the Bank wants to ensure sufficient flexibility to maintain competitive compensation of the directors and to be in a position to compensate additional directors should suitable candidates be identified.

     In addition, currently, non-employee directors of the Bank are eligible to receive options under the Bank's Stock Incentive Plan approved by the shareholders of the Bank in April 2000. Based on the terms approved by the shareholders, options to acquire no more than 5,000 common shares will be granted annually to any non-employee director.

     On January 24, 2002, the Board of Directors authorized an amendment to section 2.05 of By-law No. 1 to increase the maximum aggregate remuneration payable to the directors during any fiscal year from $1,350,000 to $2,000,000 and to state that non-employee directors may also be eligible to participate in the Bank's stock incentive plans and other similar plans on the terms and conditions approved by the shareholders from time to time. Although the statement with respect to participation in the Bank's stock incentive plans is not technically required, the Board of Directors is of the view that By-law
No. 1 should contain a reference to the participation of the directors in these plans. This amendment will not be effective unless and until it is confirmed by a special resolution of the shareholders of the Bank. As a result, the following special resolution will be presented at the meeting.

     The Board of Directors recommends that shareholders vote FOR the following special resolution and, unless otherwise instructed, the persons designated in the form of proxy intend to vote FOR the following special resolution.

     "RESOLVED AS A SPECIAL RESOLUTION THAT the amendment to By-law No. 1 deleting $1,350,000 and replacing it with $2,000,000 and adding the sentence `Directors who are not officers or employees of the Bank may also be eligible to participate in stock incentive plans or other similar plans on the terms and conditions approved by the shareholders of the Bank' be and is hereby confirmed."

     Following the amendment, the first three sentences of section 2.05 shall read as follows:

     "The directors shall be paid such remuneration for their services as the Board may from time to time by resolution determine. The remuneration to be paid to the directors as such in the aggregate shall not exceed $2,000,000 in each year and individually shall be such amounts as the Board shall from time to time by resolution determine. Directors who are not officers or employees of the Bank may also be eligible to participate in stock incentive plans or other similar plans on the terms and conditions approved by the shareholders of the Bank."

SHAREHOLDER PROPOSALS

     Attached to this Management Proxy Circular as Schedule "A" are four shareholder proposals which have been submitted for consideration at the Meeting and the explanation of the Board of Directors of its reasons for opposing these proposals. If these proposals are put forward at the Meeting, unless otherwise specified, those persons designated in the form of proxy enclosed intend to vote AGAINST each of these proposals.

DIRECTOR NOMINEES

     The following table provides a summary of the record of attendance by directors at meetings of the Board and Committees of the Board during the twelve months ended October 31, 2001. During this period, Committees of the Board held 18 meetings, broken down as follows: Audit and Risk Management (ARMC) (8), Corporate Governance (CGC) (4) and Management Resources (MRC) (6). The table also sets forth for each director: municipality of residence; principal occupation and business; the last major position or office with the Bank, if any; age; the date each became a director of the Bank; the number of Bank shares beneficially owned, directly or indirectly, or over which control or direction is exercised (unless otherwise noted); and the number of Deferred Share Units
(DSU) credited to each director:

                                                                                                     NUMBER OF
              DIRECTOR NOMINEE                                                                   MEETINGS ATTENDED
              MUNICIPALITY OF RESIDENCE                          DIRECTOR                       -------------------
              PRINCIPAL OCCUPATION                         AGE     SINCE        SHAREHOLDINGS   BOARD    COMMITTEES
-------------------------------------------------------------------------------------------------------------------
LOGO
              A. CHARLES BAILLIE.......................... 62  September 1994  257,313 Common  10 of 10      N/A
              Toronto, Ontario                                                   94,279 DSU
              Chairman and Chief Executive Officer of the
              Bank.

LOGO
              W. EDMUND CLARK............................. 54  August 2000      5,000 Common   9 of 10       N/A
              Toronto, Ontario                                                4,000 Preferred
              President and Chief Operating Officer of                          198,705 DSU
              the Bank.

LOGO
              ELEANOR R. CLITHEROE(2)..................... 47  May 1999        2,825 Common*   9 of 10    4 of 4 CGC
              Toronto, Ontario                                                   3,058 DSU
              President and Chief Executive Officer,
              Hydro One Inc.
              (energy transmission, distribution and
              service).

LOGO
              MARSHALL A. COHEN(2)(3)..................... 66  February 1992   12,394 Common   10 of 10   4 of 4 CGC
              Toronto, Ontario                                                   5,844 DSU
              Counsel, Cassels Brock & Blackwell
              (barristers and solicitors).

LOGO
              WENDY K. DOBSON(1).......................... 60  October 1990     6,227 Common   10 of 10  7 of 8 ARMC
              Uxbridge, Ontario                                                  2,411 DSU
              Professor and Director, Institute for
              International Business,
              Joseph L. Rotman School of Management,
              University of Toronto.

              DIRECTOR NOMINEE                                                                   MEETINGS ATTENDED
              MUNICIPALITY OF RESIDENCE                          DIRECTOR                       -------------------
              PRINCIPAL OCCUPATION                         AGE     SINCE        SHAREHOLDINGS   BOARD    COMMITTEES
-------------------------------------------------------------------------------------------------------------------
LOGO
              DARREN ENTWISTLE(1)......................... 39  November 2001        Nil          N/A          N/A
              Vancouver, B.C.
              President and Chief Executive Officer,
              TELUS Corporation (telecommunications).

              HENRY H. KETCHAM(1)........................  52  January 1999     1,000 Common   9 of 10   6 of 8 ARMC
              Vancouver, B.C.                                                    4,308 DSU
              Chairman of the Board, President and Chief
              Executive Officer,
              West Fraser Timber Co. Ltd.
              (integrated forest products company).

LOGO
              PIERRE H. LESSARD(1)(2)..................    59  October 1997     7,000 Common   8 of 10   6 of 8 ARMC
              Town of Mount-Royal, Quebec                                        5,415 DSU                2 of 2 CGC
              President and Chief Executive Officer,
              Metro Inc.
              (distributor of food products).

LOGO
              BRIAN F. MACNEILL(1)(3)..................    62  August 1994      8,836 Common   9 of 10   3 of 4 ARMC
              Calgary, Alberta                                                   3,894 DSU                4 of 6 MRC
              Chairman of the Board, Petro-Canada
              (integrated oil and gas company).

LOGO
              ROGER PHILLIPS(3)........................    62  February 1994   14,000 Common   10 of 10   6 of 6 MRC
              Regina, Saskatchewan                                               5,436 DSU
              Corporate Director and retired President and
              Chief Executive Officer, IPSCO Inc.
              (steel manufacturing company).

LOGO
              EDWARD S. ROGERS(2)......................    68  August 1989     30,255 Common   6 of 10    2 of 4 CGC
              Toronto, Ontario
              President and Chief Executive Officer,
              Rogers Communications Inc.
              (diversified communications).

              DIRECTOR NOMINEE                                                                   MEETINGS ATTENDED
              MUNICIPALITY OF RESIDENCE                          DIRECTOR                       -------------------
              PRINCIPAL OCCUPATION                         AGE     SINCE        SHAREHOLDINGS   BOARD    COMMITTEES
-------------------------------------------------------------------------------------------------------------------
LOGO
              HELEN K. SINCLAIR(1).....................    50  June 1996        6,000 Common   10 of 10  8 of 8 ARMC
              Toronto, Ontario                                                   1,949 DSU
              Chief Executive Officer, BankWorks Trading
              Inc.
              (software and educational products).

LOGO
              DONALD R. SOBEY(3).......................    67  October 1992    327,256 Common  8 of 10    6 of 6 MRC
              Stellarton, N.S.                                                   5,432 DSU
              Chairman, Empire Company Limited
              (investment holding company).

              MICHAEL D. SOPKO(2)....................      63  August 1992     10,000 Common   9 of 10    2 of 4 CGC
              Oakville, Ontario
              Chairman, Inco Limited
              (primary metals and formed metal products).

LOGO
              JOHN M. THOMPSON(3)....................      59  August 1988     26,304 Common   8 of 10    6 of 6 MRC
              Greenwich, Connecticut
              Vice Chairman of the Board, IBM Corporation
              (information technology hardware, software
              and services).

LOGO
              RICHARD M. THOMSON.....................      68  April 1971      359,068 Common  9 of 10       N/A
              Toronto, Ontario                                                   3,705 DSU
              Former Chairman and Chief Executive Officer of
              the Bank.

(1)  Member of Audit and Risk Management Committee
(2)  Member of Corporate Governance Committee
(3)  Member of Management Resources Committee
*    These shares are owned by a spouse, minor child or family trust.

     Committee memberships denoted above reflect current memberships which became effective April 5, 2001 with the exception of Mr. Darren Entwistle, who joined the Audit and Risk Management Committee effective November 14, 2001, and Mr. Marshall A. Cohen, who joined the Management Resources Committee effective December 13, 2001. Formerly an ad hoc committee, the Executive Committee was officially disbanded effective December 13, 2001. The committee had not met since February 1999.

     Except as herein disclosed, all directors standing for election at the Meeting have held their positions or other executive positions with the same, predecessor or associated firms or organizations for the past five years. During the five years prior to joining the Bank on February 1, 2000, Mr. W. Edmund Clark was President and Chief Executive Officer of CT Financial Services Inc., Canada Trustco Mortgage Company and The Canada Trust Company. Prior to joining TELUS Corporation in July 2000, Mr. Darren Entwistle held various executive positions with Cable & Wireless Communications plc. Mr. Brian F. MacNeill was President and Chief Executive Officer of Enbridge Inc. (formerly IPL Energy Inc.) from April 1991 to September 2000. Mr. MacNeill stepped down as President in September 2000 and as Chief Executive Officer in January 2001. Mr. Roger Phillips retired as President and Chief Executive Officer of IPSCO Inc. in January 2002. Mr. M. Norman Anderson, who retired as a director on April 5,

2001, attended 4 board meetings and 4 committee meetings. Mr. G. Montegu Black, who passed away in January 2002, attended 9 board meetings and 5 committee meetings. Mr. George W. Watson, who retired as a director on April 5, 2001, attended 5 board meetings and 2 committee meetings. Mr. Donald R. Sobey was a director of the Bank from May 1978 to January 1992.

MATERIAL INTERESTS OF BANK'S DIRECTORS OR OFFICERS

     None of the Bank's directors or officers, or the proposed management nominees for election as directors of the Bank, or any associate or controlled corporation of such person had any direct or indirect material interest, since the beginning of the Bank's last completed financial year, in respect of any matter that has materially affected or will materially affect the Bank or any of its subsidiaries.

                        PART III - EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                            ---------------------------------------------   -----------------------------------
                                                                                       AWARDS            PAYOUTS
                                                                             -------------------------  --------
                                                                              SECURITIES    RESTRICTED
                                                                                 UNDER      SHARES OR
                              FISCAL                          OTHER ANNUAL     OPTIONS/     RESTRICTED     LTIP        ALL OTHER
 NAME AND                     SALARY         BONUS          COMPENSATION(2)  SARS GRANTED  SHARE UNITS   PAYOUTS    COMPENSATION(3)
 PRINCIPAL POSITION  YEAR      ($)           ($)                 ($)             (#)          ($)          ($)           ($)
-----------------------------------------------------------------------------------------------------------------------------------
 A.C. BAILLIE......   2001  $1,270,411       $3,325,000(1)(4)  $ 2,117       410,100(5)                               $    4,104
    Chairman & CEO    2000  $1,080,874       $3,500,000        $ 6,220       309,000                                  $    3,496
                      1999  $  966,164       $2,300,000        $   658       440,000     $  398,200(6)                $    3,129

 W.E. CLARK........   2001  $  988,730       $2,600,000(1)(4)                241,100(5)                               $1,511,086(9)
    President & COO   2000  $  646,923       $1,875,000(7)                   511,800(8)  $1,000,500(6)                $1,511,923(10)
                      1999

 S.D. MCDONALD.....   2001  $  397,534US     $1,100,000US(1)   $26,713             0(14) $3,058,435(6)                $   20,876US
    Vice Chair(11)    2000  $  319,650US(12) $2,400,000US      $16,318        22,800(15)              $2,494,470(17)  $    4,931
                      1999  $  447,055       $1,117,825(13)    $   201       130,000(16)              $  952,000(18)  $    1,448

 D.A. WRIGHT.......   2001  $  413,384       $8,600,000(1)(4)  $71,460                                $5,702,116(19)  $    1,458
    Vice Chair        2000  $  419,399       $8,000,000        $ 3,631                                $2,078,725(17)  $    1,350
                      1999  $  238,390       $6,300,000                                               $  784,000(18)  $      770

 F.J. PETRILLI.....   2001  $  347,534US     $  800,000US(1)   $ 8,512US                 $4,096,364(6)                $   20,876US
    President/COO     2000  $  322,917US     $1,600,000US      $ 9,116US       9,300(20)                              $   20,763US
    TD Waterhouse     1999  $  300,000US     $1,250,000US                     32,200(21)                              $   20,303US

NOTES TO SUMMARY COMPENSATION TABLE

(1)  Awarded on December 13, 2001.

(2) The value of perquisites and benefits for each Named Executive Officer is less than the lesser of $50,000 and 10% of total annual salary and bonus, except that in 2001, the amount for Mr. Wright includes Professional Fees and Club memberships totaling $71,460. The other amounts quoted in this column represent the taxable benefits on reduced rate loans.

(3) All figures in this column (except with respect to Mr. Clark as explained in footnote 9 and 10), reflect premiums and applicable provincial sales taxes paid by the Bank for term life insurance for each Named Executive Officer. Amounts shown include contributions to the Profit Sharing Plan and 401(k) Plan of TD Waterhouse on behalf of Mr. Petrilli for all years and on behalf of Mr. McDonald for fiscal 2001, and include contributions to the 401(k) Plan of TD Waterhouse on behalf of Mr. McDonald for fiscal 2000.

(4) The following Named Executive Officers elected to defer a portion of their bonus into (i) phantom share units as part of the Senior Executive Deferred Share Unit Plan ("DSUs") and/or (ii) TD Securities Co-Investment Plan as follows:

                                                             SENIOR EXECUTIVE
                                                            DEFERRED UNIT PLAN     TD SECURITIES CO-INVESTMENT PLAN
                                                            ------------------     --------------------------------
     A.C. Baillie...........................................     $1,659,500                    $250,000
     W.E. Clark.............................................     $  856,020                    $129,700
     D.A. Wright............................................     $        0                    $500,000

(5)  Awarded on December 7, 2000.

(6) The numbers in the chart above show the value at the date of grant. Dividend equivalents are not paid on these units. Units are redeemed on the 3rd anniversary except for approximately 38% of the units granted to Mr. Petrilli which are to be redeemed on the 4th anniversary. The aggregate holdings and value of restricted share units for all Named Executive Officers as at October 31, 2001 are as follows:

                                                                     # UNITS    VALUE ON OCTOBER 31, 2001
                                                                     -------    -------------------------
     A.C. Baillie.................................................... 11,000            $  429,321
     W.E. Clark...................................................... 27,600            $1,076,980

     The awards were granted in respect of fiscal 1999 for Mr. Baillie, fiscal 2000 for Mr. Clark and fiscal 2001 for Messrs. McDonald and Petrilli.

(7) The amount received represents 10/12th of Mr. Clark's annualized award of $2,250,000.00.

(8)  Awarded on February 1, 2000 (231,800) and July 6, 2000 (280,000).

(9) $11,086 of this amount reflects premiums and applicable provincial sales taxes paid by the Bank for term life insurance for Mr. Clark. The remainder represents a payment made to Mr. Clark on February 1, 2001. The payment was made in the form of DSUs.

(10) $11,923 of this amount reflects premiums and applicable provincial sales taxes paid by the Bank for term life insurance for Mr. Clark. The remainder represents a payment made to Mr. Clark on February 1, 2000 at the commencement of his employment. The payment was made in the form of DSUs.

(11) Mr. McDonald also served as Deputy Chair and Chief Executive Officer of TD Waterhouse until January 2002.

(12) Includes the US dollar equivalent of Cdn$335,655 using the exchange rate of 1.5258.

(13) Includes the Canadian dollar equivalent of US$250,000. At December 9, 1999, the Bank's published rate of exchange to Canadian dollars was $1.4713.

(14) 1,000,000 TD Waterhouse common share options awarded April 17, 2000. As a result of TD Waterhouse ceasing to be a publicly traded company, the TD Waterhouse options have no value.

(15) 22,800 TD Bank common share options awarded on December 9, 1999 (fiscal
     2000), 54,000 TD Waterhouse common share options awarded December 2, 1999. As a result of TD Waterhouse ceasing to be a publicly traded company, the TD Waterhouse options have no value.

(16) TD Bank common share options awarded on December 10, 1998 (fiscal 1999). Also awarded 202,000 TD Waterhouse common share options, including
     177,000 options awarded in December 1999 in connection with TD Waterhouse's initial public offering. As a result of TD Waterhouse ceasing to be a publicly traded company, the TD Waterhouse options have no value.

(17) Paid under the Long Term Capital Plan awards made in 1997.

(18) Paid under the Long Term Capital Plan awards made in 1996.

(19) $4,729,298 paid under the Long Term Capital Plan awards made in 1998 and $972,818 paid under the Long Term Capital Plan awards made in 2000.

(20) 9,300 TD Bank common share options awarded on December 9, 1999 (fiscal
     2000), 54,000 TD Waterhouse common share options awarded December 2, 1999 and 650,000 TD Waterhouse common share options awarded April 17, 2000. As a result of TD Waterhouse ceasing to be a publicly traded company, the TD Waterhouse options have no value.

(21) TD Bank common share options awarded on December 10, 1998 (fiscal 1999). Also awarded 202,500 TD Waterhouse common share options on June 28, 1999. As a result of TD Waterhouse ceasing to be a publicly traded company, the TD Waterhouse options have no value.

       OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

                                                                             MARKET VALUE OF
                          SECURITIES        % OF TOTAL                    SECURITIES UNDERLYING
                            UNDER          OPTIONS/SARS   EXERCISE OR      OPTIONS/SARS ON THE
                         OPTIONS/SARS       GRANTED TO     BASE PRICE         DATE OF GRANT            EXPIRATION
  NAME                     GRANTED           EMPLOYEES    ($/SECURITY)        ($/SECURITY)          DATE OF GRANTS
--------                 ------------      ------------   ------------    ---------------------     --------------
  A.C. BAILLIE......      410,100(1)          11.3%(2)       $41.700             $41.700           December 7, 2010

  W.E. CLARK........      241,100(1)           6.6%(2)       $41.700             $41.700           December 7, 2010

  S.D. MCDONALD.....         Nil

  D.A. WRIGHT.......         Nil

  F.J. PETRILLI.....         Nil

NOTES TO OPTIONS/SAR GRANT TABLE

(1) Option awards for fiscal 2001 were granted on December 7, 2000 for Bank common shares. The first 25% of the award becomes exercisable after one year, the second 25% after two years, the third 25% after three years, and the final 25% after four years.

(2)  % of options granted to employees of the Bank to buy Bank common shares.


        AGGREGATE OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED
             FINANCIAL AND FINANCIAL YEAR-END OPTION/SAR VALUES YEAR

                                                                                                    VALUE OF UNEXERCISED
                        SECURITIES       AGGREGATE                   UNEXERCISED                         IN-THE-MONEY
                         ACQUIRED          VALUE                  OPTIONS/SARS AT                      OPTIONS/SARS AT
                        ON EXERCISE       REALIZED                    FY-END(1)                            FY-END(2)
NAME                        (#)             ($)                         (#)                                  ($)
----                    -----------      ---------                ---------------                   --------------------
                                                            EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                                            -----------      -------------     -----------     -------------
  A.C. BAILLIE            234,217        $7,642,316          1,337,783           953,100       $20,268,542       $2,800,575

  W.E. CLARK                    0        $        0            185,900           567,000       $         0       $        0

  S.D. MCDONALD            74,000        $2,270,898            151,700           109,100       $ 1,116,015       $  827,655

  D.A. WRIGHT                   0        $        0              5,000                 0       $   129,075       $        0

  F.J. PETRILLI                 0        $        0             69,525            29,775       $   849,816       $  205,070

NOTES TO AGGREGATE OPTIONS/SAR EXERCISES TABLE

(1)  Options refer to Options for Bank common shares.

(2) Closing price on the TSE on October 31, 2001 of Bank common shares was $35.94.

                           LONG-TERM INCENTIVE PLANS -
                AWARDS IN MOST RECENTLY COMPLETED FINANCIAL YEAR

                                                                                   ESTIMATED FUTURE PAYOUTS UNDER
                                                        PERFORMANCE OR OTHER      NON-SECURITIES-PRICE BASED PLANS
                                                     PERIOD UNTIL MATURATION OR  ------------------------------------
NAME               SECURITIES UNITS OR OTHER RIGHTS             PAYOUT           THRESHOLD        TARGET      MAXIMUM
---------------------------------------------------------------------------------------------------------------------
D.A. WRIGHT                    3,500(1)(2)                                           N/A            N/A         N/A

NOTES TO LONG-TERM INCENTIVE PLANS TABLE

(1) Awarded in thousands of units. Holder of award is entitled to payment if return on capital exceeds a specified amount and if employed at time of vesting.

(2) 2001 award was made on December 11, 2000. The award vested 30% on November 1, 2001 with the return calculated based on fiscal 2001 results approved by the Board in November 2001. The balance of the award will vest in 10% increments on November 1st in each of 2002 through 2008.

STOCK DIVIDENDS

     On July 31, 1999, the Bank paid a stock dividend of one common share on each of its issued and outstanding common shares. The effect of this one-for-one stock dividend is the same as a two-for-one split of the common shares. All Bank common shares and Bank stock option numbers have been restated to reflect the stock dividend.

                PENSION PLAN TABLE FOR SERVICE IN CANADA (CDN $)

                                                                 YEARS OF SERVICE
                              -------------------------------------------------------------------------------------
FINAL AVERAGE EARNINGS           15                20               25                     30                 35
-------------------------------------------------------------------------------------------------------------------
$300,000                     $ 86,014          $ 114,686         $ 143,357             $ 172,029          $ 170,700
$400,000                    $ 116,014          $ 154,686         $ 193,357             $ 232,029          $ 230,700
$500,000                    $ 146,014          $ 194,686         $ 243,357             $ 292,029          $ 290,700
$600,000                    $ 176,014          $ 234,686         $ 293,357             $ 352,029          $ 350,700
$700,000                    $ 206,014          $ 274,686         $ 343,357             $ 412,029          $ 410,700
$800,000                    $ 236,014          $ 314,686         $ 393,357             $ 472,029          $ 470,700
$900,000                    $ 266,014          $ 354,686         $ 443,357             $ 532,029          $ 530,700
$1,000,000                  $ 296,014          $ 394,686         $ 493,357             $ 592,029          $ 590,700
$1,100,000                  $ 326,014          $ 434,686         $ 543,357             $ 652,029          $ 650,700
$1,200,000                  $ 356,014          $ 474,686         $ 593,357             $ 712,029          $ 710,700
$1,300,000                  $ 386,014          $ 514,686         $ 643,357             $ 772,029          $ 770,700
$1,400,000                  $ 416,014          $ 554,686         $ 693,357             $ 832,029          $ 830,700
$1,500,000                  $ 446,014          $ 594,686         $ 743,357             $ 892,029          $ 890,700
$1,600,000                  $ 476,014          $ 634,686         $ 793,357             $ 952,029          $ 950,700
$1,700,000                  $ 506,014          $ 674,686         $ 843,357            $1,012,029         $1,010,700
$1,800,000                  $ 536,014          $ 714,686         $ 893,357            $1,072,029         $1,070,700
$1,900,000                  $ 566,014          $ 754,686         $ 943,357            $1,132,029         $1,130,700
$2,000,000                  $ 596,014          $ 794,686         $ 993,357            $1,192,029         $1,190,700
$2,100,000                  $ 626,014          $ 834,686        $1,043,357            $1,252,029         $1,250,700
$2,200,000                  $ 656,014          $ 874,686        $1,093,357            $1,312,029         $1,310,700
$2,300,000                  $ 686,014          $ 914,686        $1,143,357            $1,372,029         $1,370,700
$2,400,000                  $ 716,014          $ 954,686        $1,193,357            $1,432,029         $1,430,700
$2,500,000                  $ 746,014          $ 994,686        $1,243,357            $1,492,029         $1,490,700

           PENSION PLAN TABLE FOR SERVICE IN THE UNITED STATES (CDN $)

                                                                 YEARS OF SERVICE
                              -------------------------------------------------------------------------------------
FINAL AVERAGE EARNINGS           15                20               25                     30                 35
-------------------------------------------------------------------------------------------------------------------
$300,000                      $77,450        $ 103,267         $ 129,084             $ 154,900          $ 150,717
$400,000                    $ 107,450        $ 143,267         $ 179,084             $ 214,900          $ 210,717
$500,000                    $ 137,450        $ 183,267         $ 229,084             $ 274,900          $ 270,717
$600,000                    $ 167,450        $ 223,267         $ 279,084             $ 334,900          $ 330,717
$700,000                    $ 197,450        $ 263,267         $ 329,084             $ 394,900          $ 390,717
$800,000                    $ 227,450        $ 303,267         $ 379,084             $ 454,900          $ 450,717
$900,000                    $ 257,450        $ 343,267         $ 429,084             $ 514,900          $ 510,717
$1,000,000                  $ 287,450        $ 383,267         $ 479,084             $ 574,900          $ 570,717
$1,100,000                  $ 317,450        $ 423,267         $ 529,084             $ 634,900          $ 630,717
$1,200,000                  $ 347,450        $ 463,267         $ 579,084             $ 694,900          $ 690,717
$1,300,000                  $ 377,450        $ 503,267         $ 629,084             $ 754,900          $ 750,717
$1,400,000                  $ 407,450        $ 543,267         $ 679,084             $ 814,900          $ 810,717
$1,500,000                  $ 437,450        $ 583,267         $ 729,084             $ 874,900          $ 870,717
$1,600,000                  $ 467,450        $ 623,267         $ 779,084             $ 934,900          $ 930,717
$1,700,000                  $ 497,450        $ 663,267         $ 829,084             $ 994,900          $ 990,717
$1,800,000                  $ 527,450        $ 703,267         $ 879,084            $1,054,900         $1,050,717
$1,900,000                  $ 557,450        $ 743,267         $ 929,084            $1,114,900         $1,110,717
$2,000,000                  $ 587,450        $ 783,267         $ 979,084            $1,174,900         $1,170,717
$2,100,000                  $ 617,450        $ 823,267        $1,029,084            $1,234,900         $1,230,717
$2,200,000                  $ 647,450        $ 863,267        $1,079,084            $1,294,900         $1,290,717
$2,300,000                  $ 677,450        $ 903,267        $1,129,084            $1,354,900         $1,350,717
$2,400,000                  $ 707,450        $ 943,267        $1,179,084            $1,414,900         $1,410,717
$2,500,000                  $ 737,450        $ 983,267        $1,229,084            $1,474,900         $1,470,717

NOTES TO PENSION PLAN TABLES

These tables reflect the standard annual benefits payable to certain officers of the Bank, including certain of the Named Executive Officers, at age 63 for the various earnings/service combinations shown. The pension in the above tables is based on 2% per year of service (to a maximum of 30 years) of the average of the highest five consecutive years of the last ten years of service of salary and Incentive Compensation Payments up to a cap minus an adjustment for Canadian, or where applicable United States, social security benefits. These amounts include the annual lifetime benefits payable from the Bank's Pension Fund Society or where applicable, attributable to the Profit Sharing Plan of TD Waterhouse, but do not include payments from the Canadian or United States social security systems.

The maximum annual benefit will be the greater of: 60% of the average of the highest five consecutive years in the last ten years of service of salary and Incentive Compensation Payments; or, 70% of the average of the final three years of salary.

Benefits earned in respect of service in Canada are determined and paid in Canadian dollars. Similarly, benefits earned in respect of service in the United States are determined and paid in US dollars, although the above tables are both denominated in Canadian dollars for ease of reference.

These retirement benefits are payable for life. Upon death, reduced payments continue to the surviving spouse.

Messrs. Baillie and McDonald are expected to have attained the maximum years of credited service at age 63. Messrs. Clark, Wright and Petrilli do not currently participate in the Bank's Pension Plan. Mr. Clark participates in the pension arrangements described in the section following this note. Mr. Petrilli participates in the Profit Sharing Plan and the 401(k) Plan of TD Waterhouse only.

EMPLOYMENT ARRANGEMENTS

     Prior to its acquisition by the Bank, Mr. Clark was President and Chief Executive Officer of CT Financial Services Inc. ("CT"), and was party to an employment agreement with CT. At the time of the completion of the acquisition, Mr. Clark entered into an employment agreement (the "agreement") with the Bank, many of the terms of which were based on CT's obligations under its agreement with Mr. Clark. The agreement provides for, in addition to the compensation described in the Summary Compensation Table on page 8, (i) compensation on termination without cause of thirty months salary plus bonus, subject to his compliance with certain non-competitive and non-solicitation provisions, and
(ii) the pension benefits described below.

     Mr. Clark is a member of the defined contribution portion of the registered pension plan of Canada Trustco Mortgage Company ("the CT Plan") and has supplemental pension arrangements under the terms of the agreement. The contributions to the CT Plan made by the Bank on his behalf amount to $13,500 per annum.

     Consistent with Mr. Clark's agreement with CT, the agreement provides for a supplemental pension benefit determined on a schedule that specifies an escalating percentage benefit based on years of service and the annual average of his highest consecutive 36 months' salary, with a minimum "floor" pension. Benefits are in the form of a life annuity with a 60% surviving spouse benefit. For the purposes of the agreement, credited service at October 31, 2001 is
9.9 years and his accrued supplemental retirement income, inclusive of the pension under the CT Plan, payable at age 55, based on his 2001 salary and reflecting the minimum "floor" pension, is $796,300. At age 65, the age at which he would normally retire under the terms of the agreement, Mr. Clark will have 21 years of service, and the benefit under the agreement will pay him an annual income of 91% of the annual average of his highest consecutive 36 months' salary. Based on his 2001 salary continuing unchanged until retirement and reflecting the minimum "floor" pension, the benefit payable will be $1,232,300 at age 65, inclusive of the pension under the CT Plan.

     Based on other obligations of CT in its agreement with Mr. Clark, the agreement also provides for payment of a term certain annuity on resignation, retirement and termination without cause. The term certain annuity is determined based on a schedule that specifies an escalating amount based on years of service. The term certain annuity is payable for a guaranteed 15 years. At age 55, the agreement will pay Mr. Clark an annual term certain annuity of $487,500 commencing on January 6, 2003, and at age 65, his agreement will pay him an annual term certain annuity of $2,399,400 commencing immediately.

     Messrs. McDonald and Petrilli have entered into employment agreements with TD Waterhouse Group, Inc. providing for, in addition to the compensation described in the Summary Compensation Table, compensation on termination without cause of twenty-four months salary plus bonus subject to their compliance with certain non-competition, non-solicitation and confidentiality provisions. In January, Mr. McDonald ceased to be the Deputy Chair and Chief Executive Officer of TD Waterhouse Group, Inc. but continued to be a Vice-Chair of the Bank. The Bank will assume, for a period of three years, the terms of Mr. McDonald's agreement with TD Waterhouse Group, Inc. insofar as it relates to compensation on termination.

                 PART IV - MANAGEMENT RESOURCES COMMITTEE REPORT

COMPOSITION OF THE MANAGEMENT RESOURCES COMMITTEE

     The following individuals served as the members of the Management Resources Committee for all or part of the fiscal year that ended on October 31, 2001. None are officers, employees, or former officers or employees of the Bank or any of its subsidiaries.

            G.M. Black
                                                   D.R. Sobey
            B.F. MacNeill
                                                   J.M. Thompson (Chair)
            R. Phillips

MANAGEMENT RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Oversight responsibility for the Bank's executive compensation program has been delegated by the Board to the Management Resources Committee (the "Committee"), comprised of five members of the Board. As part of its mandate, the Committee advises the Board on the appointment and remuneration of the Bank's senior officers, including the executive officers named on the Summary Compensation Table (the "Named Executive Officers"). The Committee is also responsible for reviewing the design and competitiveness of the Bank's compensation programs generally. The Committee is responsible for evaluating the Chief Executive Officer and President's performance and making compensation recommendations. The Committee met six times in Fiscal 2001.

EXECUTIVE COMPENSATION STRATEGY AND COMPETITIVE POSITIONING

     The Bank's executive compensation program has three components: base salary; annual incentive compensation paid in cash or deferred into share unit or co-investment plans; and long term, equity-based incentive compensation. Together these components form a comprehensive strategy for achieving the following objectives with respect to the Bank's senior officers, including the Named Executive Officers:

     1.  attract and retain highly qualified executives;

     2. motivate performance by linking incentive compensation to the achievement of business objectives and financial performance;

     3. link the interests of senior management and executives with those of shareholders; and

     4. encourage retention of key resources for the succession of Bank management.

     The total compensation mix is structured to place a significant portion of the executives' compensation at risk, based on individual, business unit and Bank performance. The Committee also considers competitive market practice in structuring the programs.

     The Committee references competitive data provided by outside consultants to assist in determining the level and mix of executive compensation. The Committee reviewed practices of the major Canadian competitors and selected other Canadian companies. The Committee also compared selected positions against a broader North American comparator group of companies with global operations. This additional review results from continued pressure on executive compensation from North American and global markets.

BASE SALARY

     The Committee and the Board approve base salaries for executives, based on competitive industry data for the markets in which the Bank operates. Base salary is positioned at the market average and an individual's placement is based on tenure and performance. With the focus on total compensation and emphasis on variable compensation, generally there are no salary increases beyond the market average.

ANNUAL INCENTIVE CASH COMPENSATION

     The Bank's annual incentive cash compensation for senior officers, including the Named Executive Officers, focuses on the Bank's performance for the current fiscal year and individual performance against accountabilities and goals. The majority of senior officers are rewarded through the Incentive Compensation Plan ("ICP"). Senior officers in TD Securities are rewarded through the Performance Compensation Plan ("PCP").

     INCENTIVE COMPENSATION PLAN (ICP)

     A threshold level of Return on Equity ("ROE") must be achieved before ICP awards are made, to ensure that shareholders receive an adequate level of return before management is rewarded. Each year, a threshold level of ROE to be achieved in the following fiscal year is established based on a risk-free rate of return, currently equivalent to a Government of Canada medium term bond yield, plus a risk premium.

     Annual ICP funding is based on two factors: the Bank's net income relative to plan and net income growth relative to other Canadian banks. At the beginning of each fiscal year, these performance standards are recommended by the Committee and approved by the Board.

     The Committee uses these ROE and net income guidelines to determine the general level of ICP awards, but may adjust the level of ICP awards to be allocated for the fiscal year based on its judgment of the Bank's performance relative to economic conditions and the primary comparator group performance. Once the general level of ICP funding is established, the amount of individual awards is dependent on individual and business unit performance.

     PERFORMANCE COMPENSATION PLAN (PCP)

     The aggregate level of PCP awards paid under this plan to eligible senior officers is dependent on the profitability of TD Securities and individual business units, as well as on individual contribution to these results. This design reinforces the link between contribution, results and rewards.

     For each business, a pool of funds for awards is determined based on the level of profitability and on market practice. The cost of capital is taken into account to ensure the shareholder earns an adequate level of return before a share of the profits is distributed to employees.

DEFERRED INCENTIVE COMPENSATION

     DEFERRED SHARE UNIT PLAN

     The Deferred Share Unit Plan provides eligible senior executives an opportunity to defer up to 100% of their incentive award into phantom share units. Each unit has a value equivalent to one Bank common share and accrues dividend equivalents equal to the dividends declared by the Bank each quarter. These dividend equivalents are allocated to additional phantom share units. The units mature and are paid out upon retirement.

     TD SECURITIES CO-INVESTMENT PLAN

     The TD Securities Co-Investment Plan provides eligible senior officers the option to defer a portion of their incentive award into a phantom plan that would be equivalent of investing funds into a number of investments made by the Bank's merchant banking operations during the year. Payments are made as those investments mature.

LONG TERM COMPENSATION

     STOCK INCENTIVE PLAN

     The objectives of the Plan are to align executive and shareholder interests and focus executives on long-term value creation. Options may be exercised at the strike price, which is the closing market price on the trading day prior to the date of grant. The executives' compensation is linked directly to the appreciation in the price of the Bank's common shares. The options become exercisable over four years and expire after ten years.

     The Bank's stock option grant guidelines are aligned with competitive market grant practices. Data provided by external consultants on competitive market practices for award sizes are reviewed for the financial services industry. The Committee also considers the total number of options issued in the past. Plan participation levels may be adjusted year to year to reflect market practices; not all executives will participate in the Plan each year.

     LONG TERM INCENTIVE PLANS

     These programs provide for Restricted Share Units. These Units are notionally equal in value to a TD common share and are redeemed at market price three years or four years after issuance in accordance with their terms. Units are granted to selected high potential officers for retention and succession planning purposes.

     LONG TERM CAPITAL PLAN

     Certain officers of the Bank, participate in TD Securities' Long Term Capital Plan. Employees are granted units, which provide the opportunity to share in the return earned in TD Securities, thereby focusing employees on the sustainable profitability of the business. This return is based on earnings in excess of a return on equity threshold set annually. Participants are not eligible to participate in any other long term incentive programs that may be offered by the Bank.

     Under the 2001 plan, units vest over eight years after grant to encourage retention, with the redemption value based on market conditions and business unit performance in each fiscal year. The return on vested units is paid in cash.

     TD INVESTMENT MANAGEMENT EQUITY PLAN

     Certain employees have an opportunity to purchase a notional ownership interest in a portion of certain of the Bank's investment business. The plan includes up to 20% of the value of such investment business. The employees earn a return based on: (i) the annual profitability of the business and (ii) the long-term value created in the business.

EXECUTIVE STOCK OWNERSHIP REQUIREMENTS

     The Bank's stock ownership requirements for the executive officers, including the Named Executive Officers, further align management and shareholder interests. These minimum stock holding requirements are proportionate to the executive's compensation and position at the Bank. Bank common share holdings representing a multiple of five times base salary are required for the CEO; three times base salary for the President; two and one-half times base salary for the Vice Chairs; two times base salary for the Executive Vice Presidents; one and one-half times base salary for the Senior Vice Presidents; and one times base salary for Vice Presidents. For the purposes of these requirements, units under the Deferred Share Unit Plan are the equivalent of Bank common shares. Officers, including the Named Executive Officers, are allowed a period of time in which to accumulate the required level of share holdings and progress is monitored on an ongoing basis.

CEO'S COMPENSATION AND CORPORATE PERFORMANCE

     The Committee evaluates the performance of the CEO each year. This review covers accountabilities such as integration, leadership, the Bank's financial performance, strategy, management development and succession, employee relations, risk, customer service and quality, and communication. Based on this review, the Committee determines changes to the CEO's compensation.

     Mr. Baillie's base salary was increased in 2001 to provide a competitive market position. Mr. Baillie's annual incentive award is based on Bank performance relative to goals established for the fiscal year, on comparative performance of the other four major Canadian banks, and on personal performance. The Board retains full discretion over the award granted.

     In fiscal 2001, the Bank met the ROE qualifying threshold and based on net income performance Mr. Baillie received an annual incentive award of $3.325 million.

     Equity-based compensation is provided under the Bank's Stock Option Plan. Mr. Baillie's 2001 grant of an option to purchase 410,100 TD common shares is competitive with grants made by the primary comparator group of Canadian banks. This award is appropriate for his level of responsibility and, in conjunction with the annual incentive award, ensures that Mr. Baillie's compensation is aligned with the Bank's objectives and is reflective of performance.

                       REPORT PRESENTED BY THE CURRENT MEMBERS OF THE MANAGEMENT RESOURCES COMMITTEE:

                              M.A. COHEN              D.R. SOBEY
                              B.F. MACNEILL           J.M. THOMPSON (Chair)
                              R. PHILLIPS

                         PART V - ADDITIONAL INFORMATION

FIVE YEAR TOTAL SHAREHOLDER RETURN COMPARISON

     The following graph assumes that $100 was invested on October 31, 1996 in Bank common shares, the TSE 300 Composite Index and the TSE Banks and Trust Sub-group Index (formerly the TSE Banks Sub-group Index), respectively.

      [GRAPH OF CUMULATIVE VALUE OF A $100 INVESTMENT
      ASSUMING REINVESTMENT OF DIVIDENDS APPEARS HERE]


                   OCT. 31, 1996  OCT. 31, 1997  OCT. 31, 1998  OCT. 31, 1999  OCT. 31, 2000   OCT. 31, 2001
TD Bank                100             169            154            231             295             260
TSE 300                100             124            115            136             183             133
TSE Banks and Trusts   100             161            155            164             230             227


COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Bank is entitled to be paid $30,000 per annum for services as a director. Any director who serves on two committees is entitled to receive an additional committee fee of $3,000 per annum. The Chair of each committee is entitled to receive $12,500 per annum for services in that capacity. In all cases, directors who are not employees are entitled to an attendance fee and the reimbursement of their expenses for each board and committee meeting. Attendance fees are $2,000 for both board meetings and committee meetings. Directors based outside the province in which a board meeting is held receive an attendance fee of $3,000. Fees for telephone meetings are $1,000 for both board meetings and committee meetings regardless of where the director is based.

     During fiscal 2001, 2,200 options were issued under the Bank's 2000 Stock Incentive Plan to each director who is not an employee of the Bank.

     As a matter of policy, the Bank considers it appropriate that directors hold a substantial number of common shares of the Bank, further aligning their interests with those of other shareholders. As a result, the Board adopted a policy in 1998 under which directors are expected to acquire, over time, common shares of the Bank with a value equivalent to at least six times the basic director's fee. Common shares of the Bank owned by a director's spouse, minor child or family trust are acceptable for this policy.

     Consistent with the Bank's policy of encouraging directors to have a substantial investment in the Bank, the Outside Director Share Plan (the "Plan") was established in 1998. Under the Plan, directors who are not employees or officers of the Bank may elect to receive any portion of their annual compensation in the form of cash, common shares of the Bank or deferred share units ("Units"), or a combination thereof. A Unit is a bookkeeping entry, equivalent in value to a common share. Units are maintained until the director retires from the Board. Units are considered the equivalent of common shares for purposes of the Bank's policy on share ownership by directors. The Bank recognized an expense of $534,272 for the Units in fiscal 2001.

            TABLE OF INDEBTEDNESS UNDER SECURITIES PURCHASE PROGRAMS

     The aggregate indebtedness to the Bank and its subsidiaries of all officers, directors and employees entered into in connection with a purchase of securities of the Bank or any of its subsidiaries, excluding routine indebtedness, was $651,075 as at January 17, 2002.

                                                        LARGEST AMOUNT            AMOUNT
                                                      OUTSTANDING DURING      OUTSTANDING AS AT     FINANCIALLY ASSISTED SECURITIES
                                  INVOLVEMENT OF         FISCAL 2001           JANUARY 17, 2002             PURCHASED DURING
NAME AND PRINCIPAL POSITION     BANK OR SUBSIDIARY           ($)                      ($)                      FISCAL 2002
-----------------------------------------------------------------------------------------------------------------------------------
L.L. LARIVIERE.................   Loan from Bank           $210,000              $171,437(1)                      5,374
   Senior Vice President

D.A. MARINANGELI...............   Loan from Bank           $263,030              $251,543(1)                      2,772
   Executive Vice President

R.L. STRICKLAND................   Loan from Bank           $309,595              $228,095(1)                      2,386
   Senior Vice President

NOTES TO TABLE OF INDEBTEDNESS UNDER SECURITIES PURCHASE PROGRAM

(1) Demand Loan at an interest rate equivalent to the dividend yield on Bank common shares set quarterly in advance with a 10 year term and amortization for the purchase of Bank common shares, held as evidence of good faith.


       TABLE OF INDEBTEDNESS OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

     The aggregate indebtedness to the Bank and its subsidiaries of all officers, directors and employees not entered into in connection with a purchase of securities of the Bank or any of its subsidiaries, excluding routine indebtedness, was $2,095,017* as at January 17, 2002.

                                                                           LARGEST AMOUNT            AMOUNT
                                                                         OUTSTANDING DURING     OUTSTANDING AS AT
                                                     INVOLVEMENT OF          FISCAL 2001        JANUARY 17, 2002
NAME AND PRINCIPAL POSITION                        BANK OR SUBSIDIARY             ($)                  ($)
-------------------------------------------------------------------------------------------------------------------
R. AZIZ.......................................        Loan from Bank         $    128,779          $   97,668(1)
   Senior Vice President

F.J. PETRILLI.................................        Loan from Bank       US$  1,060,403        US$  732,888(2)
   Executive Vice President

P. PURI.......................................        Loan from Bank         $    437,581          $  335,722(3)
   Senior Vice President

R.L. STRICKLAND...............................        Loan from Bank         $    588,000          $  500,000(4)
   Senior Vice President

NOTES TO TABLE OF INDEBTEDNESS OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

(1) Demand Loan at a fixed interest rate at TD's Prime rate, secured by a collateral mortgage.

(2) Mortgage Loan with interest fixed at 6.125% and a thirty year amortization secured by mortgage on principal residence.

(3) Demand Loan at a fixed interest rate of 3.1% with a one year term and a twenty-five year amortization secured by a collateral mortgage on principal residence.

(4) Demand Loan at a fixed interest rate of 3.35% with a one year term and a twenty-five year amortization secured by a collateral mortgage.

* On January 17, 2002, the Bank's published rate of exchange to Canadian dollars was 1.585.

                              CORPORATE GOVERNANCE

     Under the rules of The Toronto Stock Exchange, the Bank is required to disclose information relating to its system of corporate governance. The Bank's disclosure is set out in Schedule "B" to this Circular and under the headings "Board of Directors" and "Committees of the Board" in the Bank's 2001
Annual Report.

                               DIRECTORS' APPROVAL

     The Board of Directors has approved the contents of this Management Proxy Circular and its sending to the common shareholders.



(Signed) C.A. MONTAGUE
Executive Vice President,
General Counsel and Secretary

                                  SCHEDULE "A"

SHAREHOLDER PROPOSALS

     The following proposals have been made by holders of shares of the Bank for consideration at the Annual Meeting of Common Shareholders. Proposal A has been submitted by The Association for the Protection of Quebec Savers and Investors Inc. (APEIQ), of 425 Boul. De Maisonneuve Ouest, Montreal, Quebec H3A 3G5. Proposals B through D were submitted by Mr. J. Robert Verdun, of 29 Bristow Creek Drive, Elmira, Ontario N3B 3K6 ((519) 574-0252). The Board of Directors and management oppose these proposals for the reasons set out after each of them.

PROPOSAL A:
-----------

IT IS PROPOSED THAT THE BOARD OF DIRECTORS OF THE TORONTO-DOMINION BANK, IN COLLABORATION WITH THE CANADIAN BANKERS ASSOCIATION AND THE FEDERAL GOVERNMENT, EXAMINE WHETHER THEIR SUBSIDIARIES SHOULD REMAIN IN TAX HAVENS AND REPORT BACK TO THE SHAREHOLDERS AT THE LATEST FIVE MONTHS PRIOR TO THE 2003 GENERAL MEETING.

TAX HAVENS ARE THE EVIL OF WORLD ECONOMY: TAX EVASION, MONEY LAUNDERING, TERRORISM, CRIME, UNLAWFUL TRANSACTIONS, SHELTERS FOR PROCEEDS OF CRIME, ETC. IT IS A CONSTANT THREAT TO LEGAL ECONOMY. AMERICAN AUTHOR JEFFREY ROBINSON REVEALED HOW FISCAL HAVENS CORRUPT THE WORLD AND SPECIFICALLY CANADA WHICH HE DESCRIBES AS BEING VIEWED A "CANDY STORE" BY CRIMINAL ORGANIZATIONS.

BANKS ARE ONE OF THE TRANSIT AREAS, IF NOT THE MAIN ONE, FOR THE FRUITS OF ILLEGAL ECONOMY. THEY WOULD BE "GOOD CORPORATE CITIZENS", ACTING IN THE BEST INTEREST OF SHAREHOLDERS, IF THEY WOULD TAKE THE INITIATIVE OF ADOPTING PROPER COUNTERMEASURES TO THE PERVERSE AND HARMFUL EFFECTS OF THE GLOBAL PLAGUE OF TAX HAVENS.

THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS PROPOSAL FOR THE
FOLLOWING REASONS:                       -------

     "Tax haven" is a vague term that is difficult to define. The above proposal seems to unite the term with forms of criminal activity such as tax evasion, money laundering, terrorism and other crime. We want to be clear that TD Bank Financial Group does not participate in, facilitate, nor condone criminal activity.

     We do not believe that the use of international subsidiaries by TDBFG requires the examination suggested by the proposal. TDBFG is a global business with subsidiaries operating in many jurisdictions around the world. TDBFG is subject to and complies with the varying tax regulations in each of these jurisdictions. Some of these jurisdictions impose a higher rate and others a lower rate than Canada. In addition to the tax regulation of each jurisdiction, TDBFG makes substantial disclosure of its international operations to Canadian tax authorities. In fact, the income earned in some jurisdictions also bears additional tax in other jurisdictions, principally Canada and the United States.

     In each of the jurisdictions in which it operates, TDBFG prides itself on conducting itself as a good corporate citizen. In addition to meeting the regulatory requirements of each jurisdiction in which it operates, TDBFG is regulated by Canadian banking authorities on a consolidated basis. The creation and operation of subsidiaries of The Toronto-Dominion Bank are subject to the oversight of the Office of the Superintendent of Financial Institutions. Each subsidiary is required to meet the requirements of the code of conduct for TDBFG in its business.

     Given these multiple layers of regulation and oversight and our own code of conduct for business dealings, it is appropriate and in the best interests of shareholders to operate in some jurisdictions imposing lower tax rates.

     We believe that TDBFG should continue in its goal to build value for its shareholders by building a global business, with subsidiaries in as many jurisdictions as are beneficial to that goal.


PROPOSAL B: HALF OF ANY SHARES ACQUIRED UNDER OPTIONS MUST BE HELD FOR AT LEAST ---------- ONE YEAR.

IT SHALL HENCEFORTH BE THE POLICY OF THE BANK TO ISSUE STOCK OPTIONS UNDER THE FOLLOWING RESTRICTION: AT LEAST 50% OF THE SHARES OF THE BANK THAT ARE PURCHASED WITH STOCK OPTIONS MUST BE RETAINED BY THE PURCHASER FOR A MINIMUM OF ONE YEAR.

Shareholder's Explanation:

THE PRIMARY STATED OBJECTIVE OF STOCK OPTIONS IS TO ENHANCE THE ALIGNMENT OF THE OPTION-HOLDER'S INTERESTS WITH THOSE OF THE BANK AS A WHOLE, AND PARTICULARLY OF ITS SHAREHOLDERS. WHEN AN OFFICER, DIRECTOR, OR OTHER INSIDER BUYS SHARES UNDER A STOCK OPTION PLAN AND IMMEDIATELY SELLS THEM INTO THE OPEN MARKET, ANY BENEFIT OF ALIGNMENT IS LOST. THIS NEW POLICY REQUIRING THE PHASED SALE OF SHARES PURCHASED UNDER OPTIONS ENSURES THAT THE BENEFITING INDIVIDUALS CONTINUE TO HAVE A KEEN INTEREST IN THE ONGOING SUCCESS OF THE BANK. IN A TYPICAL SITUATION, THE OPTION HOLDER CAN RECOUP THE COST OF PURCHASING THE STOCK UNDER THE TERMS OF THE OPTION, BUT MUST WAIT A YEAR BEFORE REAPING A SUBSTANTIAL PROFIT. DURING THAT YEAR, THE INDIVIDUAL WILL BE THE OWNER OF A SUBSTANTIAL NUMBER OF SHARES AND WILL BE DIRECTLY AFFECTED BY FLUCTUATIONS IN MARKET VALUE, CLEARLY IN ALIGNMENT WITH THE INTERESTS OF THE SHAREHOLDERS AT LARGE.

THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS PROPOSAL FOR
THE FOLLOWING REASONS:                   -------

     We believe that to adopt the shareholder proposal, with its policy of ensuring that "the benefiting individuals continue to have a keen interest in the ongoing success of the Bank", would be duplicative of existing Bank policy. The Bank already has in place stock ownership requirements for its executives and its directors, that are a multiple of base salary or retainer respectively, which have been established to further align management and director interest with shareholder interest. Compliance with these ownership requirements is a condition of regular participation in the stock option plan. The ownership requirements for executives of TD are generally more onerous than those published for the other major Canadian banks. These requirements are set out in detail in the proxy circular on page 15 under the heading "Executive Stock Ownership Requirements" and page 16 under the heading "Compensation of Directors".

     Additionally, it should be noted that pursuant to the stock option plans for directors and executives, the options that are granted become available in tranches over 4 years and expire in 10 years. The options may be exercised at the strike price being the closing market price on the trading day prior to the date of grant. It would be fair to say that, for the period in which the options are outstanding, the option holder has "a keen interest in the ongoing success of the Bank". That interest is the same whether an executive or director holds options for, for example, five years or options for four years and shares for one. In fact, because of the likelihood that some shares acquired by options would be sold to cover taxes, the alignment of interest is arguably greater while the options are outstanding.

     Further, the Board of Directors believes that one of the key components of the Bank's compensation policy, its stock option plan, currently reflects prevailing market practices and that its stock option plan should not be revised to include rules which are inconsistent with market practices. The current stock option plan was approved by the Bank's shareholders at the annual meeting in 2000 and the Board of Directors believes that it is commensurate with compensation arrangements in organizations comparable to the Bank.

PROPOSAL C: PUBLICLY-TRADED COMPANIES CONTROLLED BY THE BANK SHALL HAVE A ---------- MAJORITY OF INDEPENDENT DIRECTORS

IN ANY SITUATION WHERE THE BANK IS THE CONTROLLING SHAREHOLDER OF A PUBLICLY-TRADED COMPANY, THE BANK SHALL ENSURE THAT A MAJORITY OF THE DIRECTORS ARE CLEARLY INDEPENDENT OF THE BANK. THE MAJORITY OF DIRECTORS MUST HAVE NO SIGNIFICANT CONNECTIONS TO THE BANK, AND MUST NOT FALL WITHIN THE LEGAL DEFINITIONS OF "RELATED" OR "AFFILIATED".

Shareholder's Explanation:

OFFERING SHARES OF A COMPANY TO THE INVESTING PUBLIC IS A SERIOUS MATTER THAT DEMANDS THE HIGHEST STANDARDS OF FAIRNESS AND DEMOCRATIC PROCEDURE. REGARDLESS OF THE PERCENTAGE OF VOTING SHARES ACTUALLY HELD BY A CONTROLLING CORPORATION, THE RIGHTS OF THE PUBLIC SHAREHOLDERS MUST BE PARAMOUNT. THIS POLICY IS ESSENTIAL IF SHAREHOLDERS ARE TO HAVE CONFIDENCE IN THE INTEGRITY OF ANY PUBLICLY-TRADED COMPANY THAT IS CONTROLLED BY THE BANK. JUSTICE MUST NOT ONLY BE DONE, BUT IT MUST ALSO BE SEEN TO BE DONE! IN THE ABSENCE OF OBVIOUS ASSURANCE OF FAIR CORPORATE GOVERNANCE, INDIVIDUAL SHAREHOLDERS ARE ALMOST CERTAIN TO DISCOUNT THE VALUE OF THEIR INVESTMENT IN ANY BANK-CONTROLLED PUBLICLY-TRADED COMPANY, TO THE DETRIMENT OF THE SHAREHOLDERS OF THE BANK ITSELF.

THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS PROPOSAL FOR THE
FOLLOWING REASONS:                       -------

     In any instance in which the Bank is the controlling shareholder of a publicly-traded entity, that entity will comply with any legal requirements related to the composition of its board. The Bank would also be mindful of any guidelines or recommendations related to the rights of minority shareholders of that entity from such parties as stock exchanges, authorities in the relevant jurisdictions and other regulators.

     In becoming a significant shareholder in any entity including publicly-traded entities, the Board of Directors and management of the Bank has the responsibility to safeguard its investment. It is also required to comply with restrictions and obligations imposed by its principal regulator, the Office of the Superintendent of Financial Institutions, and these restrictions and obligations often relate to the Bank's ability to control the entity. Bearing these responsibilities and requirements in mind, the Board of Directors of the Bank does not believe that it is in the best interests of its shareholders to agree to this shareholder proposal.

PROPOSAL D: THE BANK SHALL NOT REPURCHASE ANY SHARES OF A PUBLICLY-TRADED ---------- SPINOFF COMPANY FOR A MINIMUM OF FIVE YEARS AFTER THE INITIAL
            PUBLIC OFFERING.

IN ANY SITUATION WHERE THE BANK CREATES A NEW PUBLICLY-TRADED COMPANY IN WHICH THE BANK CONTINUES TO OWN MORE THAN 20% OF THE VOTING SHARES, THE BANK SHALL MAKE AN IRREVOCABLE COMMITMENT NOT TO REPURCHASE ANY OF THE SHARES SOLD IN THE INITIAL PUBLIC OFFERING (IPO) FOR A MINIMUM OF FIVE YEARS FROM THE DATE OF THE IPO, UNLESS SUCH PURCHASES ARE MADE AT THE IPO PRICE PLUS 0.5% PER MONTH FOR EACH MONTH THAT HAS ELAPSED SINCE THE DATE OF THE IPO.

Shareholder's Explanation:

STOCK MARKETS ARE SUBJECT TO MAJOR FLUCTUATIONS, AND FIVE YEARS IS THE MINIMUM PERIOD TO FAIRLY TEST THE EFFECTIVENESS OF A NEW PUBLIC-TRADED COMPANY. INVESTORS NEED TO HAVE CONFIDENCE THAT THE BANK WILL CONTINUE TO SUPPORT THE INDEPENDENT STATUS OF A SPINOFF ENTERPRISE FOR A PERIOD THAT IS LONG ENOUGH FOR IT TO SURVIVE A RECESSIONARY PERIOD. THIS POLICY IS ESSENTIAL IF PUBLIC SHAREHOLDERS ARE TO HAVE CONFIDENCE IN THE INTEGRITY OF ANY COMPANY THAT IS CONTROLLED BY THE BANK. WITHOUT SUCH ASSURANCE OF A SUFFICIENT PERIOD TO GROW AND PROSPER, PUBLIC SHAREHOLDERS ARE ALMOST CERTAIN TO DISCOUNT THE VALUE OF THEIR INVESTMENT IN THE SPINOFF COMPANY, TO THE DETRIMENT OF THE SHAREHOLDERS OF THE BANK ITSELF.

THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THIS PROPOSAL FOR THE
FOLLOWING REASONS:                       -------

     Market conditions can change dramatically, as demonstrated by events over the past two years. The Board of Directors does not believe it is in the best interests of its shareholders to agree to restrictions on its ability to repurchase shares it has sold to the public. In addition, it does not believe it is in the interests of the Bank's shareholders to agree to a minimum dollar amount it will pay for those shares.

     The Bank operates in an extremely competitive environment. By virtue of being a bank, it is already subject to a number of additional constraints and requirements when compared with other companies and institutions that are its competitors. Given this environment, the Board of Directors objects to layering on additional constraints and requirements on its ability to act in the best interests of its shareholders.

                                  SCHEDULE "B"

                         CORPORATE GOVERNANCE PROCEDURES

TSE GUIDELINES FOR CORPORATE GOVERNANCE                                GOVERNANCE PROCEDURES AT TD BANK
1. The board of directors should explicitly                          The Board of Directors is responsible  for overseeing
   assume responsibility for the stewardship of                      the Bank's management and business affairs and makes
   the Bank.                                                         all major policy decisions for the Bank.

As part of that overall stewardship
responsibility, the board of directors should assume responsibility for the following matters:

(a) Adoption of a strategic planning process;                        The Board approves and oversees the implementation
                                                                     of the Bank's strategies. These matters are
                                                                     discussed thoroughly at board meetings, and heads
                                                                     of business units and other members of management
                                                                     make frequent presentations to the Board which
                                                                     include a focus on and discussion of strategic
                                                                     initiatives.

(b) Identification of principal risks of the                         The Board oversees the identification and
    Bank's business and ensuring the implementation of               management of risks. The Board, through its Audit
    appropriate systems to manage these risks;                       and Risk Management Committee, evaluates and
                                                                     approves internal control procedures, and reviews
                                                                     investments and transactions that could adversely
                                                                     affect the Bank's well-being, and reviews and
                                                                     approves policies and procedures relating to risk
                                                                     management required by Canada Deposit Insurance
                                                                     Corporation Standards.

(c) Succession planning, including appointing,                       The Board and the Management Resources Committee
    training and monitoring senior management;                       oversee succession planning and the approval of
                                                                     succession decisions for senior officers.

                                                                     In the course of its executive resourcing
                                                                     function, the Board and the Management and
                                                                     Resources Committee monitor the development of
                                                                     executive resources.

(d) A communication policy for the Bank; and                         The Corporate Governance Committee has approved a
                                                                     disclosure policy establishing requirements for
                                                                     communications with customers, employees,
                                                                     shareholders, the investment community, and the
                                                                     public. The Board oversees communications with
                                                                     shareholders and other stakeholders including
                                                                     approving the quarterly and annual financial
                                                                     statements, the Annual Report, the Annual
                                                                     Information Form and Management Proxy Circular.

TSE GUIDELINES FOR CORPORATE GOVERNANCE                                GOVERNANCE PROCEDURES AT TD BANK
                                                                     The Audit and Risk Management Committee also
                                                                     monitors procedures relating to disclosure of
                                                                     information to the Bank's customers that is
                                                                     required by the Bank Act.

                                                                     The Bank's Shareholder Relations Department
                                                                     provides information to shareholders and responds
                                                                     to their inquiries. Shareholder inquiries or
                                                                     suggestions are forwarded to the appropriate
                                                                     committee or person.

                                                                     The Bank has also appointed an Ombudsman to assist
                                                                     customers who feel that an issue remains
                                                                     unresolved after dealing with the local branch and
                                                                     divisional offices. The Ombudsman's office
                                                                     provides an independent and impartial review of
                                                                     issues between the Bank and its customers.

                                                                     Quarterly earnings conference calls are accessible
                                                                     on the Internet and via telephone live and on a
                                                                     recorded basis.

(e) the integrity of the corporation's internal                      The Board, together with the Audit and Risk
    control and management information systems.                      Management Committee, reviews and approves
                                                                     internal controls, including management
                                                                     information systems and audit procedures.

2. The board of directors should be constituted                      At least two-thirds of TD's directors are both
with a majority of individuals who qualify as                        unaffiliated with and unrelated to the Bank.
"unrelated" directors. An unrelated director is a
director who is independent of management and is                     The Bank Act, which regulates the Bank, requires
free from any interest and any business or other                     that no more than two-thirds of the directors may
relationship which could, or could reasonably be                     be "affiliated" with the Bank. At least two-thirds
perceived to, materially interfere with the                          of the directors are unaffiliated with and
director's ability to act with a view to the best                    unrelated to the Bank. When the Bank is
interest of the Bank, other than interests and                       determining whether a director is unaffiliated
relationships arising from shareholding.                             according to the Bank Act, it considers the
                                                                     prescribed tests under the Bank Act. When the Bank
                                                                     is determining whether a director is unrelated
                                                                     according to the TSE guidelines, it considers
                                                                     whether the size and importance of the director's
                                                                     business or other relationships the director and
                                                                     the director's spouse have with the Bank could
                                                                     reasonably give rise to a perception of a lack of
                                                                     independence for the director. The Bank's
                                                                     directors are elected to exercise independent
                                                                     judgment on all issues.

3. The board has the responsibility for applying                     Currently, only three of sixteen persons proposed
the definition of "unrelated director" to the                        for election to the Board are "related" to the
circumstances of each individual director and for                    Bank as determined pursuant to the TSE guidelines
disclosing annually the analysis of the                              and/or are "affiliated" with the Bank as
application of the principles supporting their                       determined pursuant to the Bank Act. Two of these
conclusion. Management directors are related                         are Messrs. Baillie and Clark by virtue of being
directors.                                                           officers of the Bank. The other director is
                                                                     "affiliated" with the Bank by virtue of a banking
                                                                     relationship.

TSE GUIDELINES FOR CORPORATE GOVERNANCE                                GOVERNANCE PROCEDURES AT TD BANK
4. The board of directors should appoint a                           The Corporate Governance Committee (all members of
committee of directors composed exclusively of                       which are outside directors) recommends to the
outside, i.e. non-management, directors, a                           Board a list of directors for election at the
majority of whom are unrelated directors, with the                   annual meeting and recommends to the Board
responsibility for proposing to the full Board new                   candidates to fill any vacancies on the Board that
nominees and for assessing directors on an ongoing                   occur between annual meetings.
basis.

5. Every board of directors should implement a                       The Corporate Governance Committee considers each
process to be carried out by the nominating                          director's annual comments on the effectiveness
committee or other appropriate committee for                         of the board and its committees and then proposes
assessing the effectiveness of the board as a                        modifications to improve the board and committee
whole, the committees of the board and the                           functions, and the Bank's corporate governance
contribution of individual directors.                                practices.

                                                                     The committee also assesses the contribution of
                                                                     each director annually.

6. Every corporation should provide an orientation                   The Corporate Governance Committee provides an
and education program for new recruits to the board.                 orientation and education program for new
                                                                     directors, including a Director's Manual.

                                                                     Members of the executive management team are made
                                                                     available to directors. Presentations are made
                                                                     regularly to the Board on different aspects of the
                                                                     Bank's operations and ongoing educational seminars
                                                                     are held on topics that will assist the Board
                                                                     members in fulfilling their obligations.

7. Every board of directors should examine its                       The Corporate Governance Committee recommends
size and, with a view to determining the impact of                   criteria for the composition of the board and the
the number upon effectiveness, undertake where                       size of the board.
appropriate, a program to reduce the number of
directors to a number which facilitates more                         The Board carefully examines issues relating to
effective decision-making.                                           its size and balances factors such as age,
                                                                     geographical, professional, and industry representation.

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
TSE GUIDELINES FOR CORPORATE GOVERNANCE                                GOVERNANCE PROCEDURES AT TD BANK
8. The board of directors should review the                          The Board, together with the Management Resources
adequacy and form of the compensation of directors                   Committee, reviews and approves director
and ensure the compensation realistically reflects                   compensation policies and practices to ensure that
the responsibilities and risks involved in being                     compensation realistically reflects the
an effective director.                                               responsibilities and risks involved.

                                                                     The compensation of directors includes an equity
                                                                     component and the Board has in place a policy that
                                                                     all directors are expected to acquire, over time,
                                                                     common shares of the Bank with a value equivalent
                                                                     to six times the director's base retainer.

9. Committees of the board of directors should                       No committee at the Bank has officers as members
generally be composed of outside directors, a                        and, therefore, all committees are composed solely
majority of whom are unrelated, although some                        of outside directors, a majority of whom are unrelated.
committees, such as the executive committee, may
include one or more inside directors.

10. Every board of directors should expressly                        The Corporate Governance Committee is responsible
assume, or assign to a committee, responsibility                     for corporate governance issues, including
for developing the corporation's approach to                         structures and procedures for the independent
governance issues, including the response to the                     functioning of the Board. The Corporate Governance
TSE guidelines.                                                      Committee and the Board of Directors have reviewed
                                                                     and approved this response to the TSE guidelines.

11. The board of directors, together with the CEO,                   The Management Resources Committee reviews the
should develop position descriptions for the board                   CEO's Position Description and objectives. The
and the CEO, involving the definition of the                         Corporate Governance Committee reviews the
limits to management's responsibilities. In                          Director Position Description and the Lead
addition, the board should approve or develop the                    Director's Position Description. The board and its
corporate objectives, which the CEO is responsible                   committees review and approve performance goals
for meeting.                                                         and monitor results against goals.

                                                                     The Bank Act provides that certain important
                                                                     matters must be brought before the board. The
                                                                     Board of Directors also reserves certain decisions
                                                                     to itself and delegates others to management.
                                                                     Several matters such as acquisitions, outsourcing
                                                                     arrangements, significant investments and
                                                                     transactions that are outside the ordinary course
                                                                     are brought before the board.


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
TSE GUIDELINES FOR CORPORATE GOVERNANCE                                GOVERNANCE PROCEDURES AT TD BANK

12. The board of directors should have in place                      The board and the committees can choose to meet
appropriate structures and procedures to ensure                      without management present at any time, and the
that the board can function independently of                         board's policy is to do so at least four times a
management. An appropriate structure would be                        year. In these meetings, the Lead Director, or in
(i) appoint a non-management chair or (ii) adopt                     his absence another outside director, serves as
alternate means such as a lead director.                             chair. In 2001, the Board met 6 times without
                                                                     management present and committees met an aggregate
Appropriate procedures may involve the board                         of 6 times without management present.
meeting on a regular basis without management or
assigning the responsibility of administering the                    The Chair of the Corporate Governance Committee
board's relationship with management to a                            serves as the Lead Director of the Bank. The Lead
committee of the board.                                              Director's role is to facilitate the functioning
                                                                     of the board of directors independently of
                                                                     management.

13. The audit committee of every board of                            The Audit and Risk Management Committee is
directors should be comprised only of outside                        comprised solely of outside directors.
directors. The roles and responsibilities of the
audit committee should be specifically defined so                    The committee meets regularly with the auditors,
as to provide appropriate guidance to committee                      the Office of the Superintendent of Financial
members. The audit committee should have direct                      Institutions Canada and the Bank's Chief Financial
access to internal and external auditors and the                     Officer, Executive Vice President, Group Risk
committee's duties should include oversight                          Management, Chief Auditor and Senior Vice
responsibilities for management reporting on                         President, Compliance in carrying out its duties.
internal controls. In addition, the audit                            The responsibilities of the Audit and Risk
committee should ensure that management has an                       Management Committee are set out in its Charter.
effective system of internal control.                                In addition, the Bank provides a description of
                                                                     the mandate of the Audit and Risk Management
                                                                     Committee in the Annual Report.

14. The board of directors should implement a                        According to our corporate governance policies,
system that enables an individual director to                        the board, committees and each director can retain
engage an outside adviser at the expense of the                      independent advisers, at the Bank's expense, on
corporation in appropriate circumstances. This                       any matter related to the Bank. For a director to
engagement should be subject to approval by an                       retain an advisor the director requires the
appropriate committee of the board.                                  approval of the Corporate Governance Committee.

             The Toronto-Dominion Bank
                    P.O. Box 1
              Toronto-Dominion Centre
                 Toronto, Ontario
                      M5K 1A2
                    www.td.com



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